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                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                      WARBURG, PINCUS JAPAN OTC FUND, INC.

            EUGENE P. GRACE and JANNA MANES, being Vice President and Secretary and Assistant Secretary, respectively, of WARBURG, PINCUS JAPAN OTC FUND, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland Corporation Law, DO HEREBY CERTIFY:

            FIRST: That the Board of Directors of the Corporation at a meeting on June 10, 1998 and a majority of the stockholders of the Corporation at a meeting held on August 21, 1998, in each case at which a quorum was present and acting throughout, adopted a resolution proposing and declaring advisable the following amendment to the Articles of Incorporation of the Corporation:

            RESOLVED, that, subject to shareholder approval of the change in the Fund's Portfolio Investment Policy, the Articles of Incorporation and By-Laws of the Fund be amended to reflect that the name of the Fund is changed from "Warburg, Pincus Japan OTC Fund, Inc." to "Warburg, Pincus Japan Small Company Fund, Inc.".

            IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment and do hereby acknowledge that it is the act and deed of each of them and, under penalty of perjury, to the best of the knowledge, information and belief of each of them, the matters and facts contained herein are true in all material respects.


DATE: August 21, 1998                  /s/ Eugene P. Grace
                                       ------------------------------------
                                           Eugene P. Grace
                                           Vice President and Secretary




ATTEST:

/s/ Janna Manes
---------------------
    Janna Manes
    Assistant Secretary